Exhibit 99.1

P.O. Box 18949 | Raleigh, NC 27619-8949 | Phone 919.645.6400 | Fax 919.645.6353 | capitalbank-us.com

CONTACT:
B. Grant Yarber
President and Chief Executive Officer
Phone: (919) 645-3494
Email: gyarber@capitalbank-us.com

FOR IMMEDIATE RELEASE

Capital Bank Announces Financial Results for 2009

RALEIGH, N.C., February 1, 2010 – Capital Bank Corporation (Nasdaq: CBKN), the parent company of Capital Bank, today reported a net loss of $7.2 million for the quarter ended December 31, 2009 compared to a net loss of $62.1 million for the quarter ended December 31, 2008. After dividends and accretion on preferred stock issued under the Capital Purchase Program, net loss attributable to common shareholders was $7.8 million, or $0.68 per diluted share, for the fourth quarter of 2009 compared with net loss attributable to common shareholders of $62.2 million, or $5.50 per diluted share, for the fourth quarter of 2008. The fourth quarter 2008 results include a goodwill impairment charge of $62.0 million, net of taxes. The Company’s financial results reflect a significant increase in provision for loan losses, higher FDIC insurance costs, and nonrecurring expenses related to the Company’s recent proposed public stock offering, partially offset by improved net interest income and a larger income tax benefit.

The Company reported a net loss of $6.8 million for the year ended December 31, 2009 compared to a net loss of $55.7 million for the year ended December 31, 2008. Net loss attributable to common shareholders was $9.2 million, or $0.80 per diluted share, for 2009 compared with net loss attributable to common shareholders of $55.8 million, or $4.94 per diluted share, for 2008. The full-year 2008 results also include the goodwill impairment charge of $62.0 million, net of taxes.

Capital Bank Corporation also announced today that its Board of Directors voted to suspend payment of the Company’s quarterly cash dividend. The Board will continue to evaluate the payment of a cash dividend on a quarterly basis.

“Weakness in local residential and commercial real estate markets continues to severely impact the financial health and stability of many businesses within the communities we serve,” stated B. Grant Yarber, president and CEO. “The Company took steps in 2009 to significantly increase its provision for loan losses in response to the deteriorating financial condition of certain borrowers and declining real estate values underlying certain impaired loans. We believe increased nonperforming assets, net charge-offs and the allowance for loan losses reflect the economic climate in our markets and consistent application of our policy to recognize losses as they occur. Despite elevated problem loans and increased loan losses, Capital Bank remains well capitalized and maintains credit quality ratios which are better than reported regional and national peer averages have been in recent quarters. We remain confident in the overall strength of our franchise and believe that as the economy begins to recover, these trends will begin to reverse.”

“The suspension of our quarterly dividend, while disappointing, is a prudent step in preserving our capital during this protracted economic crisis,” continued Mr. Yarber. “We proactively took this step and believe that cash dividends should be paid from current and expected earnings, preserving our capital.”

Net Interest Income

For the quarterly period, net interest income increased by $3.0 million, rising from $9.9 million in the fourth quarter of 2008 to $13.0 million in the fourth quarter of 2009. This improvement was due to an increase in net interest margin from 2.75% in the fourth quarter of 2008 to 3.25% in the fourth quarter of 2009, coupled with 11% growth in average earning assets over the same period. Net interest margin benefited from a significant decline in funding costs as rates on total interest-bearing liabilities fell 87 basis points, from 3.05% for the quarter ended December 31, 2008 to 2.18% for the quarter ended December 31, 2009. Partially offsetting declining funding costs was a rapid decline in the prime lending rate late in 2008 which contributed to a decrease in loan yields from 5.56% in the fourth quarter of 2008 to 5.19% in the fourth quarter of 2009. In October 2006, the Company entered into a three-year, $100 million (notional) interest rate swap to help mitigate its exposure to interest rate volatility in the prime-based portion of its commercial loan portfolio. The swap, which expired in October 2009, increased loan interest income by $114 thousand and $906 thousand for the quarters ended December 31, 2009 and 2008, respectively, representing a benefit to net interest margin of 3 and 24 basis points, respectively.

For 2009, net interest income increased by $6.3 million, rising from $42.6 million in 2008 to $48.9 million in 2009. This improvement was due to an increase in net interest margin from 3.07% in 2008 to 3.14% in 2009, coupled with 11% growth in average earning assets over the same period. The prime swap increased loan interest income by $3.5 million and $2.6 million for the years ended December 31, 2009 and 2008, respectively, representing a benefit to net interest margin of 21 and 18 basis points, respectively.

“Despite a decline in loan yields from the dramatic reduction to market interest rates in 2008, increased levels of nonaccrual loans in 2009, and expiration of our prime swap in October 2009, Capital Bank realized substantial net interest income improvement during the year,” stated Mr. Yarber. “Management remains primarily focused on asset quality but also considers margin management a key priority. Through highly disciplined margin controls in a favorable interest rate environment, our net interest margin increased to 3.25% in the fourth quarter of 2009 from 2.75% in the fourth quarter of 2008. While we continue to face a difficult economy, we are encouraged by the positive trends in our net interest margin.”

Provision for Loan Losses and Asset Quality

Provision for loan losses for the quarter ended December 31, 2009 totaled $11.8 million, an increase from $1.7 million in the fourth quarter of 2008. The increase in the loan loss provision was driven by continued deteriorating economic conditions and weakness in local real estate markets which resulted in significantly higher levels of nonperforming assets and impaired loans as well as downgrades to the credit ratings of certain loans in the portfolio. Further, a significant decline in commercial real estate values contributed to higher levels of specific reserves or charge-offs on impaired loans. Net charge-offs increased from $1.8 million, or 0.58% of average loans, in the fourth quarter of 2008 to $5.3 million, or 1.52% of average loans, in the fourth quarter of 2009.

Provision for loan losses for the year ended December 31, 2009 totaled $23.1 million, an increase of $19.2 million from 2008. Net charge-offs increased from $3.5 million, or 0.30% of average loans, during 2008 to $11.8 million, or 0.89% of average loans, during 2009. Management continues to thoroughly review its loan portfolio and the adequacy of its allowance for loan losses.

Nonperforming assets, which include loans on nonaccrual and other real estate owned, increased to 2.90% of total assets at December 31, 2009 compared to 0.63% at December 31, 2008. Past due loans, which include all loans past due 30 days or more, increased to 2.80% of total loans at December 31, 2009 compared to 1.09% at December 31, 2008. As a result of the deteriorating credit quality, the Company increased the allowance for loan losses to 1.88% of total loans at December 31, 2009 compared to 1.18% at December 31, 2008. The allowance for loan losses was 66% of nonperforming loans at December 31, 2009, which was a decline from 162% at December 31, 2008.

Loans grew by $135.9 million during 2009 while deposits increased by $62.7 million. Much of the loan growth occurred in the Triangle region of North Carolina, which we believe continues to present quality growth opportunities in certain sectors. On the deposit side, checking and savings accounts increased $46.1 million during the year ended December 31, 2009 as Capital Bank continued to realize success in attracting low-cost, core deposits. Time deposits also increased $45.2 million over the same period while money market accounts declined by $28.6 million.

Noninterest Income

Noninterest income decreased $1.1 million, or 48%, declining from $2.2 million in the fourth quarter of 2008 to $1.2 million in the fourth quarter of 2009. The Company recorded an other-than-temporary impairment charge of $498 thousand during the quarter ended December 31, 2009 related to an investment in trust preferred securities issued by a financial institution. Following an analysis of the financial condition of the issuer and a decision by the issuer to suspend interest payments on the securities, management determined the unrealized loss to be credit related and therefore wrote the securities down to estimated fair market value with the loss charged to earnings. The Company also recorded an aggregate write down of $217 thousand on certain foreclosed properties reflecting declining real estate market values and recognized a loss of $361 thousand on the repurchase of a mortgage loan previously sold to an investor in the secondary market. Both of these collateral-related losses were recorded as reductions to other noninterest income in the fourth quarter of 2009.

For 2009, noninterest income decreased $1.5 million, or 14%, declining from $11.0 million in 2008 to $9.5 million in 2009. Included in this decrease was a gain of $374 thousand recorded on the sale of the Company’s Greensboro branch in 2008 as well as the other-than-temporary impairment charge and collateral-related losses recorded in the fourth quarter of 2009. Service charge income, which includes overdraft and non-sufficient funds charges, fell by $662 thousand primarily from a decline in consumer spending during the recent economic recession. Other loan fees declined by $543 thousand due to a drop in prepayment penalties charged as fewer business loans were prepaid given the current interest rate and economic environment. Partially offsetting the noninterest income decline was an $878 thousand increase in bank-owned life insurance (“BOLI”) income, which was primarily due to collection of BOLI policy proceeds during 2009. Additionally, mortgage fees increased by $330 thousand, which was primarily a result of higher levels of brokered mortgage originations benefited by a continued favorable interest rate environment for residential mortgage refinancing and home purchase activity.

Noninterest Expense

Noninterest expense decreased $62.2 million, or 82%, declining from $76.2 million in the fourth quarter of 2008 to $14.0 million in the fourth quarter of 2009, primarily due to a goodwill impairment charge of $65.2 million in 2008. The remaining increase in noninterest expense included higher FDIC deposit insurance expense of $596 thousand, which was primarily due to increases in deposit insurance assessment rates to cover losses incurred by the FDIC’s deposit insurance fund. Growth in core deposits during 2009 also partially contributed to the increase in FDIC deposit insurance expense. The Company incurred $1.9 million of direct nonrecurring expenses related to its recent proposed public stock offering. These expenses are recorded in other noninterest expense and represent investment banking, legal and accounting costs as well as other miscellaneous filing and printing costs related to the proposed offering.

For 2009, noninterest expense decreased $57.5 million, or 54%, declining from $106.6 million in 2008 to $49.2 million in 2009, primarily due to the goodwill impairment charge in 2008. The remaining increase in noninterest expense included higher FDIC deposit insurance expense of $2.0 million, which included the FDIC’s special assessment of $765 thousand in 2009, and the $1.9 million of direct nonrecurring expenses related to its recent proposed public stock offering. Salaries and employee benefits also increased $1.2 million primarily due to increased staffing requirements as new branches were opened during 2008 and 2009 in addition to the four branches purchased in the Fayetteville market during December 2008. Partially offsetting increased costs from personnel requirements at new branches was a reduction in bonus expense as the Company suspended its incentive plan in light of market conditions and paid no bonuses for 2009. Occupancy expense increased $1.2 million from higher levels of facilities costs related to the new branch locations.

***

Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.7 billion in total assets, offers a broad range of financial services. Capital Bank operates 32 banking offices in Asheville (4), Burlington (3), Cary (2), Clayton, Fayetteville (4), Graham, Hickory, Holly Springs, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (5), Sanford (3), Siler City, Wake Forest and Zebulon. The Company’s website is http://www.capitalbank-us.com.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the management of our growth, the risks associated with Capital Bank’s loan portfolio, local economic conditions affecting retail and commercial real estate, competition within the industry, dependence on key personnel, government regulation and the risks associated with possible or completed acquisitions. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

###

CAPITAL BANK CORPORATION
Quarterly Results
(Unaudited)	2009				2008
	December 31	September 30	June 30	March 31	December 31(a)
(In thousands except per share data)

Interest income	$20,863	$21,858	$20,755	$19,668	$20,088
Interest expense	7,885	8,303	8,591	9,487	10,156
Net interest income	12,978	13,555	12,164	10,181	9,932
Provision for loan losses	11,822	3,564	1,692	5,986	1,701
Net interest income after provision for loan losses	1,156	9,991	10,472	4,195	8,231
Noninterest income	1,180	2,507	3,724	2,106	2,247
Noninterest expense	14,033	11,098	12,465	11,564	76,236
Net (loss) income before taxes	(11,697)	1,400	1,731	(5,263)	(65,758)
Income tax (benefit) expense	(4,452)	(2,143)	382	(800)	(3,680)
Net (loss) income	$(7,245)	$3,543	$1,349	$(4,463)	$(62,078)

Earnings (loss) per common share – basic	$(0.68)	$0.26	$0.07	$(0.45)	$(5.50)
Earnings (loss) per common share – fully diluted	$(0.68)	$0.26	$0.07	$(0.45)	$(5.50)
Weighted average shares outstanding:
Basic	11,529	11,469	11,448	11,293	11,309
Fully diluted	11,529	11,469	11,448	11,293	11,309

(a)  Includes a goodwill impairment charge to noninterest expense of $65.2 million

End of Period Balances
(Unaudited)	2009				2008
	December 31	September 30	June 30	March 31	December 31(a)
(Dollars in thousands except per share data)

Total assets	$1,734,668	$1,734,950	$1,695,342	$1,665,611	$1,654,232
Investment securities	245,492	262,499	268,224	286,310	278,138
Loans (gross)	1,390,302	1,357,243	1,293,340	1,277,064	1,254,368
Allowance for loan losses	26,081	19,511	18,602	18,480	14,795
Total earning assets	1,640,305	1,634,119	1,615,164	1,580,140	1,559,256
Deposits	1,377,965	1,385,250	1,380,842	1,340,974	1,315,314
Shareholders’ equity	139,785	149,525	143,306	142,674	148,514

Book value per common share	$8.68	$9.58	$9.03	$8.97	$9.54
Tangible book value per common share	$8.44	$9.31	$8.74	$8.66	$9.20

(a)  Derived from audited consolidated financial statements

Average Quarterly Balances
(Unaudited)	2009				2008
	December 31	September 30	June 30	March 31	December 31
(Dollars in thousands)

Total assets	$1,736,421	$1,705,290	$1,665,387	$1,659,767	$1,620,817
Investments	254,383	265,976	279,607	289,368	246,658
Loans (gross)	1,384,285	1,330,199	1,285,571	1,265,438	1,213,027
Total earning assets	1,648,872	1,632,707	1,588,502	1,574,017	1,484,680
Deposits	1,379,554	1,375,931	1,324,507	1,307,827	1,238,343
Shareholders’ equity	150,007	145,487	145,216	149,285	171,227

CAPITAL BANK CORPORATION
Quarterly Net Interest Margin (a)
(Unaudited)	2009				2008
	December 31	September 30	June 30	March 31	December 31

Yield on earning assets	5.15%	5.43%	5.34%	5.17%	5.47%
Cost of interest-bearing liabilities	2.18	2.33	2.50	2.80	3.05
Net interest spread	2.96	3.10	2.84	2.37	2.42
Net interest margin	3.25	3.41	3.17	2.72	2.75

(a)  Annualized and on a fully taxable equivalent basis

Asset Quality – Nonperforming Assets (a)
(Unaudited)	2009				2008
	December 31	September 30	June 30	March 31	December 31(b)
(Dollars in thousands)

Commercial real estate	$32,200	$15,701	$14,885	$13,783	$6,754
Commercial	3,974	586	1,060	652	348
Residential mortgage	3,170	1,905	2,426	2,477	1,738
Home equity lines	160	330	140	96	275
Consumer – other	8	–	19	–	–
Total nonperforming loans	39,512	18,522	18,530	17,008	9,115
Other real estate owned (c)(d)	10,732	8,441	5,170	3,616	1,347
Total nonperforming assets	$50,244	$26,963	$23,700	$20,624	$10,462

Nonperforming loans to total loans	2.84%	1.36%	1.43%	1.33%	0.73%
Nonperforming assets to total assets	2.90%	1.55%	1.40%	1.24%	0.63%

(a)  Represents loans that are 90 days or more past due or in nonaccrual status in addition to other real estate owned
(b)  Derived from audited consolidated financial statements
(c)  Includes $1.3 million of real estate from a closed branch office that was held for sale at December 31, 2009
(d)  Includes $3.3 million of residential properties sold to individuals prior to December 31, 2009 where the Company financed 100% of the purchase price of the home at closing

Asset Quality – Other Key Ratios
(Unaudited)	2009				2008
	December 31	September 30	June 30	March 31	December 31
(Dollars in thousands)

Past due loans (a)	$38,984	$25,245	$15,196	$17,064	$13,642
Past due loans to total loans	2.80%	1.86%	1.17%	1.34%	1.09%

Net charge-offs	$5,252	$2,655	$1,570	$2,301	$1,768
Net charge-offs to average loans	1.52%	0.80%	0.49%	0.73%	0.58%

Provision for loan losses	$11,822	$3,564	$1,692	$5,986	$1,701
Provision for loan losses to average loans	3.42%	1.07%	0.53%	1.89%	0.56%

Allowance for loan losses to total loans	1.88%	1.44%	1.44%	1.45%	1.18%
Allowance for loan losses to nonperforming loans	66%	105%	100%	109%	162%

(a)  Represents all loans 30 days or more past due

CAPITAL BANK CORPORATION
Asset Quality – Loan Portfolio Analysis
(Unaudited)
	As of December 31, 2009
	Loans Outstanding	Nonaccrual Loans	Nonaccrual Loans to Loans Outstanding	Allowance for Loan Losses	ALLL to Loans Outstanding
(Dollars in thousands)

Commercial real estate:
Residential ADC	$263,457	$24,037	9.12%	$9,276	3.52%
Other commercial real estate	434,337	1,556	0.36	5,711	1.31
Total non-owner occupied CRE	697,794	25,593	3.67	14,987	2.15
Commercial owner occupied real estate	194,729	6,607	3.39	2,650	1.36
Commercial:
Commercial and industrial	183,733	3,974	2.16	5,536	3.01
Municipal	24,826	–	–	25	0.10
Agriculture	15,089	–	–	148	0.98
Other	1,936	–	–	26	1.34
Total commercial	225,584	3,974	1.76	5,735	2.54
Residential mortgage:
First lien, closed-end	149,033	2,868	1.92	1,575	1.06
Junior lien, closed-end	16,341	302	1.85	298	1.82
Total residential mortgage	165,374	3,170	1.92	1,873	1.13
Home equity lines	97,129	160	0.16	510	0.53
Consumer – other	9,692	8	0.08	326	3.36
Total gross loans	$1,390,302	$39,512	2.84%	$26,081	1.88%

Asset Quality – Commercial Real Estate
Residential Acquisition, Development and Construction Portfolio Analysis by Type
(Unaudited)
	As of December 31, 2009
	Residential Land / Development	Residential Construction	Total
(Dollars in thousands)

Loans outstanding	$162,733	$100,724	$263,457
Loans outstanding to total loans	11.70%	7.24%	18.95%

Nonaccrual loans	$16,935	$7,102	$24,037
Nonaccrual loans to loans in category	10.41%	7.05%	9.12%

Allowance for loan losses	$7,569	$1,707	$9,276
ALLL to loans in category	4.65%	1.69%	3.52%

CAPITAL BANK CORPORATION
Asset Quality – Commercial Real Estate
Residential Acquisition, Development and Construction Portfolio Analysis by Region
(Unaudited)
	As of December 31, 2009
	Loans Outstanding	Percent of Total Loans Outstanding	Nonaccrual Loans	Nonaccrual Loans to Loans Outstanding	Allowance for Loan Losses	ALLL to Loans Outstanding
(Dollars in thousands)

Triangle	$185,319	70.34%	$14,349	7.74%	$7,325	3.95%
Sandhills	31,257	11.86	–	–	412	1.32
Triad	5,509	2.09	106	1.92	86	1.56
Western	41,372	15.70	9,582	23.16	1,453	3.51
Total	$263,457	100.00%	$24,037	9.12%	$9,276	3.52%

Asset Quality – Commercial Real Estate
Other Commercial Real Estate Portfolio Analysis by Type
(Unaudited)
	As of December 31, 2009
	Commercial Land / Development	Commercial Construction	Multifamily	Other Non-Residential CRE	Total
(Dollars in thousands)

Loans outstanding	$128,745	$59,918	$43,379	$202,295	$434,337
Loans outstanding to total loans	9.26%	4.31%	3.12%	14.55%	31.24%

Nonaccrual loans	$529	$–	$325	$702	$1,556
Nonaccrual loans to loans in category	0.41%	–	0.75%	0.35%	0.36%

Allowance for loan losses	$1,732	$462	$474	$3,043	$5,711
ALLL to loans in category	1.35%	0.77%	1.09%	1.50%	1.31%

Asset Quality – Commercial Real Estate
Other Commercial Real Estate Portfolio Analysis by Region
(Unaudited)
	As of December 31, 2009
	Loans Outstanding	Percent of Total Loans Outstanding	Nonaccrual Loans	Nonaccrual Loans to Loans Outstanding	Allowance for Loan Losses	ALLL to Loans Outstanding
(Dollars in thousands)

Triangle	$281,664	64.85%	$361	0.13%	$3,653	1.30%
Sandhills	60,593	13.95	605	1.00	937	1.55
Triad	35,987	8.29	41	0.11	576	1.60
Western	56,093	12.91	549	0.98	545	0.97
Total	$434,337	100.00%	$1,556	0.36%	$5,711	1.31%

CAPITAL BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008
	December 31, 2009	December 31, 2008
(Dollars in thousands except share data)	(Unaudited)

Assets
Cash and due from banks:
Interest-earning	$4,511	$26,621
Noninterest-earning	25,002	27,705
Federal funds sold and short term investments	–	129
Total cash and cash equivalents	29,513	54,455
Investment securities:
Investment securities – available for sale, at fair value	235,426	266,656
Investment securities – held to maturity, at amortized cost	3,676	5,194
Other investments	6,390	6,288
Total investment securities	245,492	278,138
Loans – net of unearned income and deferred fees	1,390,302	1,254,368
Allowance for loan losses	(26,081)	(14,795)
Net loans	1,364,221	1,239,573
Premises and equipment, net	23,756	24,640
Bank-owned life insurance	22,746	22,368
Deposit premium, net	2,711	3,857
Accrued interest receivable	6,590	6,225
Other assets	39,639	24,976
Total assets	$1,734,668	$1,654,232

Liabilities
Deposits:
Demand, noninterest-bearing	$141,069	$125,281
Savings and interest-bearing checking	204,042	173,711
Money market deposit accounts	184,146	212,780
Time deposits less than $100,000	507,348	509,231
Time deposits $100,000 and greater	341,360	294,311
Total deposits	1,377,965	1,315,314
Repurchase agreements and federal funds purchased	6,543	15,010
Borrowings	167,000	132,000
Subordinated debentures	30,930	30,930
Other liabilities	12,445	12,464
Total liabilities	1,594,883	1,505,718

Commitments and contingencies

Shareholders’ Equity
Preferred stock, $1,000 par value; 100,000 shares authorized; 41,279 shares issued and outstanding (liquidation preference of $41,279)	40,127	39,839
Common stock, no par value; 50,000,000 shares authorized; 11,348,117 and 11,238,085 shares issued and outstanding	139,909	139,209
Retained deficit	(44,206)	(31,420)
Accumulated other comprehensive income	3,955	886
Total shareholders’ equity	139,785	148,514
Total liabilities and shareholders’ equity	$1,734,668	$1,654,232

CAPITAL BANK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Year Ended December 31, 2009 and 2008
(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
(Dollars in thousands except per share data)

Interest income:
Loans and loan fees	$17,954	$17,009	$70,178	$72,494
Investment securities:
Taxable interest income	2,141	2,319	9,849	8,935
Tax-exempt interest income	740	734	3,026	3,169
Dividends	20	1	46	294
Federal funds and other interest income	8	25	42	128
Total interest income	20,863	20,088	83,141	85,020
Interest expense:
Deposits	6,441	8,107	28,037	33,042
Borrowings and repurchase agreements	1,444	2,049	6,226	9,382
Total interest expense	7,885	10,156	34,263	42,424
Net interest income	12,978	9,932	48,878	42,596
Provision for loan losses	11,822	1,701	23,064	3,876
Net interest income after provision for loan losses	1,156	8,231	25,814	38,720
Noninterest income:
Service charges and other fees	982	1,082	3,883	4,545
Bank card services	406	322	1,539	1,332
Mortgage origination and other loan fees	415	488	1,935	2,148
Brokerage fees	230	162	698	732
Bank-owned life insurance	167	135	1,830	952
Gain on sale of branch	–	(52)	–	374
Net gain on investment securities	(61)	–	103	249
Total other-than-temporary impairment losses	(1,082)	–	(1,082)	–
Portion of impairment losses recognized in other comprehensive loss	584	–	584	–
Net impairment losses recognized in earnings	(498)	–	(498)	–
Other	(461)	110	27	669
Total noninterest income	1,180	2,247	9,517	11,001
Noninterest expense:
Salaries and employee benefits	5,167	5,714	22,112	20,951
Occupancy	1,438	1,161	5,630	4,458
Furniture and equipment	815	817	3,155	3,135
Data processing and telecommunications	558	610	2,317	2,135
Advertising	670	515	1,610	1,515
Office expenses	340	339	1,383	1,317
Professional fees	317	466	1,488	1,479
Business development and travel	401	360	1,244	1,393
Amortization of deposit premiums	284	267	1,146	1,037
Miscellaneous loan handling costs	482	278	1,356	848
Directors fees	287	95	1,418	1,044
FDIC deposit insurance	839	243	2,721	685
Goodwill impairment charge	–	65,191	–	65,191
Other	2,435	180	3,580	1,424
Total noninterest expense	14,033	76,236	49,160	106,612
Net (loss) income before tax (benefit) expense	(11,697)	(65,758)	(13,829)	(56,891)
Income tax (benefit) expense	(4,452)	(3,680)	(7,013)	(1,207)
Net (loss) income	$(7,245)	$(62,078)	$(6,816)	$(55,684)
Dividends and accretion on preferred stock	588	124	2,352	124
Net (loss) income attributable to common shareholders	$(7,833)	$(62,202)	$(9,168)	$(55,808)

Earnings (loss) per common share – basic	$(0.68)	$(5.50)	$(0.80)	$(4.94)
Earnings (loss) per common share – diluted	$(0.68)	$(5.50)	$(0.80)	$(4.94)

CAPITAL BANK CORPORATION
Average Balances, Interest Earned or Paid, and Interest Yields/Rates
For the Three Months Ended December 31, 2009, September 30, 2009 and December 31, 2008
Tax Equivalent Basis (1)

	December 31, 2009			September 30, 2009			December 31, 2008
(Dollars in thousands)	Average Balance	Amount Earned	Average Rate	Average Balance	Amount Earned	Average Rate	Average Balance	Amount Earned	Average Rate
Assets
Loans receivable: (2)
Commercial	$1,190,645	$15,668	5.22%	$1,153,514	$16,550	5.69%	$1,052,172	$14,719	5.55%
Home equity	93,765	985	4.17	93,651	983	4.16	89,125	1,047	4.66
Consumer and residential mortgage	99,875	1,446	5.79	83,034	1,276	6.15	71,730	1,243	6.93
Total loans	1,384,285	18,099	5.19	1,330,199	18,809	5.61	1,213,027	17,009	5.56
Investment securities (3)	247,253	3,283	5.31	263,513	3,512	5.33	253,412	3,430	5.41
Federal funds sold and interest-earning cash (4)	17,334	8	0.18	38,995	18	0.18	18,241	25	0.54
Total interest-earning assets	1,648,872	$21,390	5.15%	1,632,707	$22,339	5.43%	1,484,680	$20,464	5.47%
Cash and due from banks	18,169			8,256			20,514
Other assets	90,303			83,589			129,633
Allowance for loan losses	(20,923)			(19,262)			(14,010)
Total assets	$1,736,421			$1,705,290			$1,620,817

Liabilities and Equity
Savings deposits	$29,012	$11	0.15%	$29,267	$11	0.15%	$27,948	$11	0.16%
Interest-bearing demand deposits	365,889	1,078	1.17	366,632	1,095	1.18	336,011	1,363	1.61
Time deposits	844,776	5,352	2.51	845,311	5,691	2.67	758,491	6,733	3.52
Total interest-bearing deposits	1,239,677	6,441	2.06	1,241,210	6,797	2.17	1,122,450	8,107	2.87
Borrowed funds	155,989	1,224	3.11	130,098	1,260	3.84	145,962	1,605	4.36
Subordinated debt	30,930	216	2.77	30,930	240	3.08	30,930	424	5.44
Repurchase agreements and fed funds purchased	7,246	4	0.22	10,646	6	0.22	22,050	20	0.36
Total interest-bearing liabilities	1,433,842	$7,885	2.18%	1,412,884	$8,303	2.33%	1,321,392	$10,156	3.05%
Noninterest-bearing deposits	139,877			134,721			115,893
Other liabilities	12,695			12,198			12,305
Total liabilities	1,586,414			1,559,803			1,449,590
Shareholders’ equity	150,007			145,487			171,227
Total liabilities and shareholders’ equity	$1,736,421			$1,705,290			$1,620,817

Net interest spread (5)			2.96%			3.10%			2.42%
Tax equivalent adjustment		$527			$481			$376
Net interest income and net interest margin (6)		$13,505	3.25%		$14,036	3.41%		$10,308	2.75%

(1)	The tax equivalent basis is computed using a federal tax rate of 34%.
(2)	Loans receivable include nonaccrual loans for which accrual of interest has not been recorded.
(3)	The average balance for investment securities excludes the effect of their mark-to-market adjustment, if any.
(4)	For comparison purposes, average balances have been adjusted for all periods presented to include cash held at the Federal Reserve as interest earning.
(5)	Net interest spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income divided by average interest-earning assets.

CAPITAL BANK CORPORATION
Average Balances, Interest Earned or Paid, and Interest Yields/Rates
For the Years Ended December 31, 2009 and 2008
Tax Equivalent Basis (1)

	December 31, 2009			December 31, 2008
(Dollars in thousands)	Average Balance	Amount Earned	Average Rate	Average Balance	Amount Earned	Average Rate
Assets
Loans receivable: (2)
Commercial	$1,139,042	$61,403	5.39%	$1,017,157	$62,678	6.16%
Home equity	93,832	3,908	4.16	83,511	4,602	5.51
Consumer and residential mortgage	83,863	5,101	6.08	74,202	5,214	7.03
Total loans	1,316,737	70,412	5.35	1,174,870	72,494	6.17
Investment securities (3)	269,240	14,483	5.38	254,216	14,026	5.52
Federal funds sold and interest-earning cash (4)	25,312	42	0.17	11,293	128	1.13
Total interest-earnings assets	1,611,289	$84,937	5.27%	1,440,379	$86,648	6.02%
Cash and due from banks	15,927			22,477
Other assets	83,283			133,566
Allowance for loan losses	(18,535)			(13,846)
Total assets	$1,691,964			$1,582,576

Liabilities and Equity
Savings deposits	$29,171	$47	0.16%	$29,756	$122	0.41%
Interest-bearing demand deposits	363,522	4,527	1.25	336,899	6,655	1.98
Time deposits	822,003	23,463	2.85	691,140	26,265	3.80
Total interest-bearing deposits	1,214,696	28,037	2.31	1,057,795	33,042	3.12
Borrowed funds	143,241	5,147	3.59	168,501	7,234	4.29
Subordinated debt	30,930	1,055	3.41	30,930	1,761	5.69
Repurchase agreements and fed funds purchased	10,919	24	0.22	29,929	387	1.29
Total interest-bearing liabilities	1,399,786	$34,263	2.45%	1,287,155	$42,424	3.30%
Noninterest-bearing deposits	132,535			114,982
Other liabilities	12,148			11,352
Total liabilities	1,544,469			1,413,489
Shareholders’ equity	147,495			169,087
Total liabilities and shareholders’ equity	$1,691,964			$1,582,576

Net interest spread (5)			2.82%			2.72%
Tax equivalent adjustment		$1,796			$1,628
Net interest income and net interest margin (6)		$50,674	3.14%		$44,224	3.07%

(1)	The tax equivalent basis is computed using a federal tax rate of 34%.
(2)	Loans receivable include nonaccrual loans for which accrual of interest has not been recorded.
(3)	The average balance for investment securities excludes the effect of their mark-to-market adjustment, if any.
(4)	For comparison purposes, average balances have been adjusted for all periods presented to include cash held at the Federal Reserve as interest earning.
(5)	Net interest spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income divided by average interest-earning assets.